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                                EXHIBIT 99.15


                                     [LOGO]
                            CAPITOL MULTIMEDIA, INC.


                       NEWS FROM CAPITOL MULTIMEDIA, INC.
                            FOR RELEASE UPON RECEIPT


FOR MORE INFORMATION CONTACT
EDWARD TERINO, CHIEF FINANCIAL OFFICER
508-287-5888 X 113
E.MAIL: ed@capitol.com


        CAPITOL MULTIMEDIA, INC. ANNOUNCES EXTENSION OF SERIES A WARRANTS

Concord, Massachusetts, March 3, 1997. Capitol Multimedia, Inc. (NASDAQ:CDIM, CDIMW, or the "Company") a creator of CD-ROM based software, today announced that the Company's Board of Directors has extended its Series A Warrant expiration date for one year to March 31, 1998.

The Company currently has 344,500 Series A Warrants outstanding. Each Warrant entitles the holder thereof to purchase 1.09 Shares of Common Stock at an exercise price of $5.72 per share through March 31, 1997. The Warrants are redeemable by the Company on an all or nothing basis at a redemption price of $0.01 per Warrant, upon 30 days written notice, provided, however, that holders may exercise Warrants at any time prior to the expiration of the 30-day redemption notice period.

In the event that all of the Warrants are exercised, the Company will receive proceeds of approximately $2,150,000. The Company currently plans to use any proceeds received upon exercise of the Warrants to fund working capital requirements and finance the development of software products.

Capitol Multimedia, Inc. is a leading developer and publisher of CD-ROM software. The Company currently employs approximately 120 people with offices in Concord, Massachusetts; and St. Petersburg, Russia.















                 200 BAKER AVENUE, SUITE 300, CONCORD, MA 01742

        PHONE: 508-287-5888 FAX: 508-287-4222 INTERNET: WWW.CAPITOL.COM